Filed Pursuant to 424(b)(3)
Registration No. 333-220668
PROSPECTUS SUPPLEMENT NO. 7
Common Shares

Ocean Rig UDW Inc.

This prospectus supplement no. 7 supplements the prospectus, dated October 12, 2017, relating to the resale, from time to time, of the common shares of Ocean Rig UDW Inc., being offered by the selling shareholders identified therein. This prospectus supplement no. 7 is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 7, you should rely on the information in this prospectus supplement no. 7.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 14 of the prospectus and other risk factors contained in the documents incorporated by reference therein.

This prospectus supplement no.7 is filed for the purpose of including in the prospectus the announcement of the results of Ocean Rig UDW Inc.'s 2018 Annual General Meeting of Shareholders, contained in the attached Current Report on 6-K,  which was filed with the U.S. Securities and Exchange Commission on March 5, 2018.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_______________________

The date of this prospectus supplement no. 7 is March 5, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16 OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2018

Commission File Number 001-35298

OCEAN RIG UDW INC.

Ocean Rig Cayman Management Services SEZC Limited
3rd Floor Flagship Building
Harbour Drive, Grand Cayman, Cayman Islands

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [X]       Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): [  ].

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): [  ].

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this Report on Form 6-K as Exhibit 99.1 is a copy of the press release of Ocean Rig UDW Inc., dated March 5, 2018: Ocean Rig UDW Inc. Announces the Results of its 2018 Annual General Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OCEAN RIG UDW INC.

Dated: March 5, 2018	By:	/s/Iraklis Sbarounis
Iraklis Sbarounis
Chief Financial Officer

Exhibit 99.1

OCEAN RIG UDW INC. ANNOUNCES THE RESULTS
OF ITS 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

March 5, 2018 – Grand Cayman, Cayman Islands – Ocean Rig UDW Inc. (NASDAQ: ORIG) (the "Company" or "Ocean Rig"), a global provider of offshore deepwater drilling services, announced today the results of its 2018 Annual General Meeting of Shareholders (the "Meeting").

The following resolutions were passed at the Meeting:

1.	the ratification of the appointment of Ernst & Young (Hellas) Certified Auditors Accountants S.A., as the Company's independent auditors for the fiscal year ending December 31, 2018; and

2.
the special resolution required pursuant to the Companies Law (2016 Revision) of the laws of the Cayman Islands and the second amended and restated memorandum and articles of association of the Company to amend Article 32.4 of the second amended and restated memorandum and articles of association by deleting Article 32.4 of the second amended and restated memorandum and articles of association of the Company in its entirety and replacing it with the following:

"The Directors, on behalf of the Company, shall purchase and maintain insurance for the benefit of any Director or other officer of the Company who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any Group Company against any expense, liability or loss asserted, against such person and incurred by such person in any such capacity, or arising out of such person's status as such, which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company, with coverage of not less than $400,000,000, or such lesser amount as may be approved by the Lender Directors." ("Proposal Two")

Following the passing of the special resolution in connection with Proposal Two at the Meeting, the Company will endeavour to obtain any additional approvals stated in Article 12.4 of its Second Amended and Restated Memorandum and Articles of Association in order to give effect to Proposal Two.

About Ocean Rig UDW Inc.

Ocean Rig is an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling, and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry.

Ocean Rig's common stock is listed on the NASDAQ Global Select Market where it trades under the symbol "ORIG."

Visit the Company's website at www.ocean-rig.com.

Forward-Looking Statement

Matters discussed in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with such safe harbor legislation.

Forward-looking statements relate to Ocean Rig's expectations, beliefs, intentions or strategies regarding the future. These statements may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "should," "seek," and similar expressions. Forward-looking statements reflect Ocean Rig's current views and assumptions with respect to future events and are subject to risks and uncertainties.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in Ocean Rig's records and other data available from third parties. Although Ocean Rig believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond Ocean Rig's control, Ocean Rig cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward- looking statements contained herein. Actual and future results and trends could differ materially from those set forth in such statements.

Important factors that, in Ocean Rig's view, could cause actual results to differ materially from those discussed in the forward-looking statements include factors related to (i) the offshore drilling market, including supply and demand, utilization, day rates and customer drilling programs, commodity prices, effects of new rigs and drillships on the market and effects of declines in commodity process and downturns in the global economy on the market outlook for our various geographical operating sectors and classes of rigs and drillships; (ii) hazards inherent in the drilling industry and marine operations causing personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations; (iii) newbuildings, upgrades, and shipyard and other capital projects; (iv) changes in laws and governmental regulations, particularly with respect to environmental matters; (v) the availability of competing offshore drilling vessels; (vi) political and other uncertainties, including risks of terrorist acts, war and civil disturbances; piracy; significant governmental influence over many aspects of local economies, seizure; nationalization or expropriation of property or equipment; repudiation, nullification, modification or renegotiation of contracts; limitations on insurance coverage, such as war risk coverage, in certain areas; political unrest; foreign and U.S. monetary policy and foreign currency fluctuations and devaluations; the inability to repatriate income or capital; complications associated with repairing and replacing equipment in remote locations; import-export quotas, wage and price controls imposition of trade barriers; regulatory or financial requirements to comply with foreign bureaucratic actions; changing taxation policies; and other forms of government regulation and economic conditions that are beyond our control; (vii) the performance of our rigs; (viii) our new capital structure; (ix) our ability to procure or have access to financing and our ability to comply with covenants in documents governing our debt; (x) our substantial leverage, including our ability to generate sufficient cash flow to service our existing debt and the incurrence of substantial indebtedness in the future; (xi) our ability to successfully employ our drilling units our customer contracts, including contract backlog, contract commencements and contract terminations; (xii) our capital expenditures, including the timing and cost of completion of capital projects; (xiii) our revenues and expenses; (xiv) complications associated with repairing and replacing equipment in remote locations; and (xv) regulatory or financial requirements to comply with foreign bureaucratic actions, including potential limitations on drilling activities; (xvi) any litigation or adverse actions that may arise from our recently completed financial restructuring. Due to such uncertainties and risks, investors are cautioned not to place undue reliance upon such forward-looking statements.

Risks and uncertainties are further described in reports of Ocean Rig filed with or submitted to the U.S. Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 20-F.

Investor Relations / Media:

Nicolas Bornozis
Capital Link, Inc. (New York)
Tel. 212-661-7566
E-mail: oceanrig@capitallink.com